Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Optical Cable Corporation:

We consent to the incorporation by reference in Registration Statement No. 333-09433 on Form S-8, Registration Statement No. 333-103108 on Form S-3 and Registration Statement No. 333-115575 on Form S-8 of Optical Cable Corporation of our report dated December 17, 2004, with respect to the balance sheets of Optical Cable Corporation as of October 31, 2004 and 2003, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2004, which report is incorporated by reference in the October 31, 2004 Annual Report on Form 10-K of Optical Cable Corporation.

Roanoke, Virginia

January 21, 2005